Exhibit (a)(1)(I)

Intranet Communications and Newsletter Announcements

Initial Postings on Intranet and announcements in newsletter

Intranet Page Header: Option Exchange Program

Announcement Subj. Line: Option Exchange Offer is Underway

Theravance Biopharma is offering eligible employees a one-time opportunity to voluntarily exchange certain options for half the number of restricted share units, subject to a new vesting schedule.  This offer is scheduled to expire on September 25, 2015, at 9:00 p.m. Pacific Time.  For more information, view Rick E Winningham’s launch announcement [insert link] and attend an upcoming employee meeting [insert link to meeting schedule].

You can access all relevant information regarding the offer and make your elections at www.corp-action.net/TheravanceBiopharmaOptionExchange.

Posting on intranet home page:

Attend an employee meeting to learn more about Theravance Biopharma’s Option Exchange offer [insert link to intranet posting] before the opportunity to participate expires on September 25, 2015.

Final Reminders on Intranet and newsletter

Announcement Subj. Line: Option Exchange Offer Expires September 25, 2015 at 9:00 p.m. Pacific Time

The deadline for participation in Theravance Biopharma’s Option Exchange offer is approaching.  Eligible employees have a one-time opportunity to voluntarily exchange certain underwater options for a lesser number of restricted share units, subject to a new vesting schedule.  This offer is scheduled to expire on September 25, 2015 at 9:00 p.m. Pacific Time.

You can access all relevant information regarding the offer and make your elections at www.corp-action.net/TheravanceBiopharmaOptionExchange.

Posting on intranet home page:

Act now: Theravance Biopharma’s Option Exchange offer www.corp-action.net/TheravanceBiopharmaOptionExchange expires on September 25, 2015 at 9:00 p.m. Pacific Time.

Intranet Posting

September 24, 2015 — Offer Expires in One Day

Attention - Eligible Employees Were Sent An Email From Computershare

Final Reminder —Option Exchange Program Expires Tomorrow (September 25, 2015 at 9:00 p.m. Pacific Time) This is a reminder that Theravance Biopharma’s voluntary offer to exchange certain options for half the number of restricted share units, subject to a new vesting schedule (referred to as the “offer”) is scheduled to expire at 9:00 p.m., Pacific Time, on September 25, 2015. If you wish to exchange any of your eligible option grants for half the number of restricted share units, you must complete and submit your election prior to the expiration of the offer. If you have already submitted your election, you have until the offer expires to withdraw your elected options or change your election.

You may notify us of your election (or change in your election) in one of the following two ways:

•                  By making an election online at the exchange offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange. Your online election must be submitted before the offer expires.

•                  By completing an election form or withdrawal form. To request a copy of the applicable form, please contact the Computershare Call Center at 866-305-9582 (within the U.S. and Canada) or +1-781-575-2643 (call collect outside the U.S. and Canada). The Call Center is open 5:00 a.m. to 5:00 p.m., 5 days a week, Monday through Friday Pacific Time. You must complete, sign and return the election form or withdrawal form to Computershare (the specialized provider of employee equity plan services that Theravance Biopharma has engaged to assist with the implementation of the offer) via U.S. mail (or other post) or Federal Express (or similar delivery service) according to the instructions contained in the election form or withdrawal form before the offer expires.

Only responses that are complete and actually received by Computershare by the offer’s expiration will be accepted. Responses submitted by any other means, including hand delivery, interoffice delivery, fax or e-mail are not permitted. If you have questions, please contact the Computershare Call Center at 866-305-9582 (within the U.S. and Canada) or +1-781-575-2643 (call collect outside the U.S. and Canada). The Call Center is open from 5:00 a.m. to 5:00 p.m., 5 days a week, Monday through Friday Pacific Time. Interpreter services are available upon request.

This notice does not constitute the terms of the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Share Units, and all documents referenced therein; (2) the e-mail from Rick E Winningham, dated August 28, 2015 and the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com, dated August 28, 2015; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Posting on Intranet home page:

Time to act is expiring soon!  Option Exchange Offer Expires September 25, 2015 at 9:00 p.m. Pacific Time

Theravance Biopharma’s Option Exchange offer www.corp-action.net/TheravanceBiopharmaOptionExchange expires on September 25, 2015 at 9:00 p.m. Pacific Time.

The deadline for participation in Theravance Biopharma’s Option Exchange offer is fast approaching.  Eligible employees have a one-time opportunity to voluntarily exchange certain underwater options for half the number of restricted share units, subject to a new vesting schedule.  The offer is scheduled to expire on September 25, 2015 at 9:00 p.m. Pacific Time.